UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 31374
El Paso, Texas 79930

(Address of principal executive offices) (zip code)

(814) 786-8849

(Registrant's telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets.

Item 3.02 Unregistered Sales of Equity Securities.

Redwood Fund III Ltd.

On December 28, 2015, we entered into a Securities Purchase Agreement with Redwood Management, LLC, pursuant to which we agreed to sell, and Redwood Management, LLC, or its assigns, agreed to purchase, One Million Six Hundred Thousand Dollars ($1,600,000) in 10% Convertible Promissory Notes. The Notes have an original issue discount of five percent (5%). The second note was issued on January 8, 2016, in the face amount of One Hundred Thirty One Thousand Two Hundred Fifty Dollars ($131,250), to Redwood Fund III Ltd. The maturity date is October 8, 2016. This note is convertible after ninety (90) days into our common stock at a conversion price equal to 60% of the lowest traded price of the Common Stock in the fifteen (15) Trading Days prior to the Conversion Date. The shares of common stock issuable upon conversion of the notes will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The notes can be prepaid by us at any time upon ten (10) days written notice to Redwood. for a cash amount equal to the sum of the then outstanding principal amount of the note and interest multiplied by 130%. Pursuant to a Registration Rights Agreement, we agreed to register the shares underlying conversion of the notes. The purchase and sale of the note closed on January 8, 2016, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Convertible Promissory Note dated January 8, 2016, with Redwood Fund III Ltd.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: January 11, 2016	By:	/s/ William Hartman
William Hartman
	Its:	President and Chief Executive Officer